EXHIBIT 11


                              COGNIZANT CORPORATION

                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                            ON A FULLY DILUTED BASIS
                            YEARS ENDED DECEMBER 31,


AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA                     1996           1995        1994
                                                                ----           ----        ----
Weighted average number of shares ..........................   169,944      169,522      169,946

Dilutive effect of shares issuable as of
  year-end under stock option  plans .......................     1,301        2,061        1,668

Adjustment of shares applicable to stock options plans .....        57           25           50
                                                              --------     --------     --------
Weighted average number of shares on a fully diluted basis .   171,302      171,608      171,664
                                                              ========     ========     ========
Net income .................................................  $  195.5     $   88.9     $  146.4
                                                              ========     ========     ========
Earnings per share of common stock on a
  fully diluted  basis .....................................  $   1.14(a)  $    .52(a)  $    .85(a)
                                                              ========     ========     ========




Note: (a) Also reflects Earnings per share on a primary basis.




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